3Q 2002 EARNINGS CONFERENCE CALL
                        --------------------------------
                  Remarks of Thomas O. Ryder, Chairman and CEO
                                 April 25, 2002



Welcome to our third-quarter conference call.

Today is the first anniversary of one of the most difficult years of my business career. At the start of the third quarter last year, almost everything had been working right. We had reduced our cost base by $300 million, re-invigorated our businesses around the world, and added new revenue streams that were beginning to contribute to growing the company.

We had completed 11 straight quarters of profit growth. The core businesses seemed to be turning around.

January 2001. That's when we first felt signs of an economic recession in the United States. Advertising softened. Consumers put away their wallets. Direct mail responses slowed. At about the same time, we began to implement changes to our direct-mail sweepstakes packages in advance of the Attorneys General agreement.

April 2001. The AG agreement took effect. We braced for impact. Nobody expected one quite so severe, or so fast-acting. Almost overnight, a promotion package that historically had generated an 8 percent response rate now had a 5 percent response. For our U.S. Books and Home Entertainment business - which used sweepstakes direct mail as its main marketing channel
- this was devastating.

It was not that sweepstakes promotions suddenly became a bad marketing idea. What happened was... the changes caused us to lose our "gold standard" control packages in promotions, something that had been tested and perfected over a period of many years. These had to be thrown out, and we had to start over creating new packages.

By the fourth quarter of Fiscal 2001, we were seeing a significant deterioration in our business results.

That would be the second of five disappointing quarters. I am including the results announced today, by the way.

Last spring and summer, we made changes to B-H-E. We changed its structure to become leaner... and more customer-focused. We developed and tested new promotions - at that point still mostly sweeps-related. New, AG-compliant sweepstakes mailings were in the pipeline for September, starting after Labor Day.

Of course, this ran right into 9/11 and the impact of anthrax in the postal system - which, as you know, went on for months.

September through December, 2001. All of our U.S. businesses were severely affected, especially B-H-E. With so many variables, how do you isolate the problem? B-H-E had great products - why weren't they selling? Was it temporary? Was it the economy? Was it a longer-term issue? How much was just sweepstakes?

In a business that has long lead times for analysis under the best of circumstances, what could you conclude? The answers were in the test results, and those were lost in the tumult that followed 9/11 and anthrax.

So, we reduced our exposure. We accelerated our cost- cutting initiatives. We cancelled or postponed mailings and other sales activities. We moved up our timetable for introducing new promotions, although testing remained difficult at best. We explored new channels, new product offerings, and new partnerships.

We spent a lot of time analyzing our businesses - and evaluating a number of opportunities to strengthen the company. We emerged with bold new plans.

And I broke my leg.

February... March... April 2002. A time of change and transformation. If you follow us closely, we have probably made you dizzy with our intense rate of change during the past 90 days. Each new initiative has been vital to our future, but even more so when taken together.

Plain and simple, we made these moves to produce short- term and long-term improvements in our results. Some actions were to take out costs and improve profitability. Others were to reduce our exposure as we look for new marketing and product "winners." And still others were growth initiatives... to provide access to new customers and nurture new sources of revenue and operating profit.

First, the cost side:

We recognized the need to act decisively to overcome the external negatives driving our results. Our goal was to re-align our cost structure by de-emphasizing certain activities.

Here are the key moves:

- U.S. B-H-E. As announced last week, we are reducing the cost structure of the U.S. B-H-E business by tens of millions of dollars... and reducing our exposure to sweepstakes direct mail. We are exiting unprofitable product lines, reducing overhead, combining two business units and sharply cutting back mail slots and volumes. At present, we see continued losses in the fourth quarter for B-H-E, although business results will improve in Fiscal '03.

- Reader's Digest magazine. Effective July 1, we will take the rate base down 4 percent, from 12.5 million to 12 million copies. This reduction is somewhat less than the number of subscriptions we lost in the September-December period last year. The magazine will be more profitable if permitted to establish a smaller rate base with lower acquisition costs, and we may reduce it further next year. We have begun to inform advertisers about the new rate base, and they appear to be comfortable. Reader's Digest will remain the largest-selling magazine in the U.S. and the world. By the way, our flagship continues to acquire virtually 100 percent of its new U.S. subscribers without the use of sweepstakes promotions.

- New Choices. A couple of months ago, we closed this unprofitable bi-monthly magazine.

- Gifts.com and Good Catalog Company. We are actively working to divest these properties. Our staff has done a great job of improving their results, but this business is not on our strategic path.

- International. We are accelerating our program to take costs out of the international operations, ranging from supply-chain improvements... to combining operations... to reducing overheads. We realigned the international teams into two regions reporting directly into me. As in the United States, we are developing new marketing channels beyond sweepstakes promotions.

- More Cost Reduction. You should also know that we are planning further actions to reduce risk in our core business, and to continue to transform our cost base. We previously announced a $100 million global program of cost reductions, which is continuing on schedule. We plan to save another $50 million in additional programs and that started with BHE. With regard to this, we expect a small restructuring charge in the fourth quarter.

Now a word about our business-building efforts.

Our focus is on activities that attract new customers - and reach existing customers in different ways. This strategy is consistent with what I outlined four years ago upon my arrival here. What is different is that we have done four years of planning and testing, so we can focus with some certainty on the areas best equipped to drive growth.

Here are some of our initiatives:

- Health Affinity Publishing. Through our new combined business unit, Home and Health, we are marketing to affinity groups without the use of sweepstakes promotions. We are publishing books on health topics, and marketing them to people who have self-identified as being open to such products. Our first such book, on arthritis, did very well, and we are planning more like it. In fact, we currently have two health products in the mail that are performing well above expectations. If current test results hold, our most profitable book next year is likely to be a health book sold through non-sweepstakes direct mail. That is a major change.

- Books Are Fun. This business is not only doing splendidly on its own, but it is also developing into an important marketing channel for B-H-E. We are creating successful products especially for sale through Books Are Fun. For example, our big computer book sold very well in the U.S. through direct mail and QVC, but after those channels were exhausted, it produced the most profit from sales at Books Are Fun. By the way, B-A-F will sell a total of around 25 million books this year. That's all titles.

- Global Expansion. We continue to take what is selling well in one country and transplant it into new markets. On a global basis, we are migrating to new countries Books Are
      Fun, QSP, Select Editions, Financial Services, Young
      Families and Do-it-Yourself publishing.

- Outside lists. We are using these to market various products, including Select Editions and Young Families. Reader's Digest magazine used to be called "the front door" for all of the company's marketing, but today we are also using a variety of other sources to reach new customers. Our international markets are also actively using outside lists.

- RD Young Families. This business is developing a program of product sampling to new mothers while they are still in the hospital. With the mothers' consent, RD Young Families markets to them once they return home with their babies.

-     Music via DRTV.  We have stepped up our use of Direct
      Response TV to sell music collections. This is a promising, cost-effective new channel for our music division.

- Telemarketing. We are expanding the use of telephone sales for certain products. Particularly effective has been our sales to young mothers.

- Partnerships and Alliances - Financial Services has been one of our most successful new initiatives, especially outside the United States. Our U.S. partnership with Torchmark was terminated during this quarter, as expected, but we are close to choosing new U.S. insurance partners from a number of interested parties.

- Finally - and this is our biggest revenue move by far - our pending acquisition of Reiman Publications. I am pleased to tell you that the purchase is proceeding on schedule. We are winding up the legal details and working on the financing.

      Reiman is incredibly attractive as a stand-alone addition to our company. Based on last year's performance, we expect it to contribute revenues in excess of $300 million and EBITDA of more than $70 million.

      We built some synergies into our plans, but we now believe the opportunities are bigger still. Teams of employees from both companies have been meeting to explore the potential for growth using each other's assets. This work is highly promising.

      The acquisition will contribute to the profits of both entities. Reiman will not prove to be a good deal - it will be a great one.

Now, I would like to address another transforming life event for Reader's Digest - our change in governance.

Recently, we entered into an agreement that will result in all of our common stock having one vote per share. This is an historic event for our company. All shares will have equal rights in electing directors, and all shareholders will have the ability to vote consistent with their economic interest in the company.

It is a change that shareholders have implored us to make since the day I came to work here. It is a change that we have been pursuing for years. It is a change that we truly believe is in the best interests of this company and all of its shareholders.

Fast-forward to April 2002. We have now lapped a full year of nothing but tough quarters. I would like to say that this anniversary marked the end of our challenges, but the results are not there yet.

Today, we reported earnings of 16 cents per share. This was within the range we provided, on the lower end. North America Books and Home Entertainment was down sharply from the third quarter of last year, because of continued bad results from U.S. B-H-E. U.S. Magazines and International also had declines. New Business Development was up in revenues and profits.

The brightest spot this quarter was Books Are Fun, which had 25 percent revenue growth and 42 percent growth in operating profits. Books Are Fun is having a tremendous year. Every week it seems to be setting new records for events and average sales per event. This success reflects a lot of hard work and effort by our colleagues at Books Are Fun.
Even with U.S. B-H-E still losing money, we expect to make our earnings estimates for the second half of Fiscal 2002. Generally, we see results improving in the fourth quarter, with earnings from operations of 18 to 23 cents per share. This will put us at the low end of our previous guidance. It will also be a big improvement over last year's fourth quarter, when we were at 5 cents per share, excluding one-time charges.

As we say in Louisiana, things are starting to get "less worse."

I will also say this, for the first time in a long time: The things I see out on the horizon are looking somewhat brighter.

We will continue to generate significant free cash flows. We will continue to scale back and limit risk factors until we see the winners take off. We will move ahead full steam on Reiman, and keep building Books Are Fun and our other strong businesses. We will keep diversifying our marketing channels.

April 25th, 2002. That's today. We are in the middle of the most action-packed phase in the history of this company. Two of our big moves, the Reiman acquisition and the share buyback, will together cost about $860 million.

Am I worried about taking on this much new debt?

No.

Our total debt will initially cost us about $50 million in interest expense during Fiscal 2003 - this expense should be covered by the cash flows of any one of Books Are Fun, Reiman, QSP, or the core business.

For next year, look at it this way. If we can make a big dent in the U.S. losses, hold the core international businesses essentially flat, and see 10 percent growth at Books Are Fun, Reiman and QSP, I think you're going to like this company... a lot!

Now, speaking of bright horizons... I am pleased to introduce Mike Geltzeiler, our Chief Financial Officer, who will update you on our cash and other matters. Then, we would be happy to take your questions.

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